Exhibit 10.1

February 25, 2008

By Email

Louise A. Mawhinney

c/o Richard M. Stein

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Re:         Severance Agreement and Release

Dear Louise:

This letter summarizes the terms of your continuing employment and planned separation from employment with Helicos BioSciences Corporation (the “Company”), and the severance agreement and release between you and the Company (the “Agreement”).  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release legal claims between you and the Company and to permit you to receive severance pay and related benefits.  With these understandings and in exchange for the promises by you and the Company as set forth below, you and the Company agree as follows.

1.                                      Employment Status, Severance Pay and Benefits:

(a)           You shall be an employee of the Company to and including the earlier of (i) March 19, 2008 or (ii) any earlier date agreed upon in writing between you and the Company (the “Resignation Date”).  During the remainder of your employment, you shall continue to hold the position of and serve as Senior Vice President, Chief Financial Officer and Treasurer of the Company (“CFO”); provided that (i) the Company may reassign any of the CFO functions to any other employee during the remainder of your employment and (ii) although the Company does not have any present intention to remove you as CFO before the Resignation Date, any such removal would not violate this Agreement; provided that the Company continues your salary and employee benefit program participation to the Resignation Date.  To the extent that you retain responsibilities as CFO during the remainder of your employment, you shall use your best efforts to perform such responsibilities, including without limitation using your best efforts to complete the Company’s 2007 audit and to prepare and file the Company’s annual report on Form 10-K.  During the remainder of your employment, you shall also perform any reasonably requested responsibilities to assist in the transition of your duties.  If so requested by the Company, you shall work from your home during any portion of the remainder of your employment.

(b)           During the remainder of your employment and continuing after the end of your employment effective to and including August 1, 2008, the Company shall continue to pay you your regular base salary on the Company’s regular payroll dates at the gross annual rate of $278,125.00, subject to tax-related deductions and withholdings.  Your participation in all Company benefit programs in which you currently participate shall continue to and including the Resignation Date.  Effective on the Resignation Date, your participation in all such Company benefit programs shall end pursuant to program terms, except with respect to the Company’s group medical and dental plans, which shall be subject to continuation pursuant to Section 1(c) below.  On the Resignation Date, your employment and your affiliations with the Company and any of its subsidiaries in any and all other capacities you may hold with the Company or any subsidiary shall terminate.  If so requested by the Company, you shall sign any reasonably requested written notices confirming your resignation from the Company as CFO and/or from your affiliation with the Company or any subsidiary in any other capacity.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to affect your right to receive pay for all vacation pay that is accrued, unused and otherwise available to you as of the Resignation Date.

(c)           The Resignation Date shall be the date of the “qualifying event” under the Company’s group medical and dental plans for the purpose of continuation of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will present you with information on COBRA under separate cover.  If you timely elect continuation of coverage under COBRA, the Company shall pay the premiums for coverage of you under the Company’s group medical and dental plans in which you are currently participating (“Group Health Plans”) at the coverage levels that currently apply to you, subject to premium contributions by you to the same extent as premium contributions are required for active employees with the same coverage levels, effective until the earlier of (i) August 1, 2008 or (ii) the date when you become eligible for coverage under another group medical plan as a result of other employment.  You shall notify the Company in writing if you become eligible for coverage under another group medical plan before August 1, 2008 and you shall respond promptly to any reasonable requests for information relevant to your rights under this Section 1(c).  You acknowledge that the Company may deduct your premium contributions for coverage under Group Health Plans from your salary continuation payments pursuant to Section 1(b).  Nothing in this Agreement shall affect your right to continue participating in Group Health Plans pursuant to COBRA after August 1, 2008 at your own premium cost subject to the terms of COBRA.

(d)           As part of the consideration for the payments and benefits following the Resignation Date pursuant to Sections 1(b) and 1(c), you agree that during the period from the day following the Resignation Date to and including July 31, 2008, you shall provide up to five (5) hours per calendar month of transitional assistance by telephone or email.  You shall provide such assistance at any reasonable times requested by the Company; provided that the Company shall not require you to provide transitional assistance at any time that would unreasonably interfere with personal or professional commitments.  Transitional assistance pursuant to this Section 1(d) may include but shall not be limited to services within the scope of Section 10.

2.                                      Stock/Change in Control Agreements:

(a)           Stock and Stock Options:  Your rights to stock and stock options of the Company shall be governed by the Helicos BioSciences Corporation 2003 Stock Option and Incentive Plan and the 2007 Stock Option and Incentive  Plan (“Stock Option Plans”), your Restricted Stock Agreement, dated September 25, 2006 (“Restricted Stock Agreement”), and your Incentive Stock Option Agreement, dated June 7, 2007 (“ISO Agreement”) based on your employment to the Resignation Date, except that you shall further be entitled to vesting as of the Resignation Date of such additional stock and options that would have vested if your employment had continued to and including August 1, 2008.  Subject only to that modification of vesting rights, all of your rights and obligations to stock and/or stock options, including exercise, expiration and the Company’s purchase of unvested stock, are governed by the terms and conditions of the Stock Option Plan, the Restricted Stock Agreement and the ISO Agreement.  Pursuant to the provisions of the Helicos BioSciences Corporation Insider Trading Policy (the “Insider Trading Policy”) applicable to former employees, you further understand and agree that you shall be subject to restrictions on trading of stock that are in effect as of the Resignation Date until the first regularly scheduled open “trading window” following the Resignation Date, which the Company represents shall in no event be later than May 20, 2008.

 (b)          Change in Control Agreement:  The Company waives its right under Section 5(b) of the Change in Control Agreement between you and the Company dated May 2, 2007 (the “Change in Control Agreement”) to recover a tax gross-up of $142,356.00 in connection with the revaluation of the fair market value of the Company’s stock.  You agree that you shall have no further rights under the Change in Control Agreement, and that as of the Resignation Date, the Change in Control Agreement shall be null and void.

3.                                      Mutual Releases:

(a)           Release of the Company:  In exchange for the Company’s promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company.  This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this

Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

Notwithstanding the foregoing, nothing herein shall be deemed to release or waive any claims arising from this Agreement.

(b)           Release of You:  In exchange for the release set forth in Section 3(a) above, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company absolutely and unconditionally hereby releases, remises, discharges, indemnifies and holds you harmless from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company.  This release is intended by the Company to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that the Company may have or have had against you arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment or employment benefits; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s), any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

Notwithstanding the foregoing, nothing herein shall be deemed to release or waive (i) any civil claims the Company may have arising from any acts or omissions by you that would satisfy the elements of a criminal offense or (ii) any claims arising from this Agreement.

4.                                      Waiver of Rights and Claims Under the Age Discrimination

in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)           in consideration for the Company’s promises set forth herein, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)           you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)           you are advised that you may take at least twenty-one (21) days within which to consider the terms of this Agreement, subject to Section 5(a) below, and you are advised to consult with an attorney of your choice prior to executing this Agreement, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d)           you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(e)           in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

5.                                      Period for Review and Consideration of Agreement:

(a)               You acknowledge that you were informed and understood that you had twenty-one (21) days from February 19, 2008 (i.e., to and including March 11, 2008) to review and consider a preceding version of this Agreement before signing it.  You further acknowledge and agree that the revisions to such preceding version that are reflected in this Agreement do not extend that twenty-one (21) day period.  If you sign this Agreement before March 11, 2008, you acknowledge that such decision was entirely voluntary.

(b)               The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

6.                                      Accord and Satisfaction:  The payments set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, motor vehicle expenses, moving expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

7.                                      Company Files, Documents and Other Property:  You agree that on or before the Resignation Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, palm pilots and their equivalent, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”).  You represent that you have not and will not take by download or otherwise any Company Property.  You agree that in the event that you discover any Company Property in your possession, whether in electronic form or otherwise, after the Resignation Date, you will immediately return such materials to the Company.

8.                                      No Liability or Wrongdoing:  Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

9.                                      Future Conduct:

(a)       Nondisparagement:  You agree not to make disparaging statements to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.  The Company agrees that throughout their employment with the Company, the current Chief Executive Officer and current President of the Company shall not make any disparaging statements concerning you.  The Company shall also direct all current Vice Presidents of the Company not to make any disparaging statements concerning you.  The Company further agrees that the Chief Executive Officer shall sign and provide to you a reference letter on the Company’s letterhead with the text of Exhibit A.

(b)       Confidentiality of this Agreement:  You agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, including any assertions made in the course of such negotiations, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services.  Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters.  Notwithstanding the foregoing, you may make disclosure concerning this Agreement to the same extent as the Company makes public disclosure for securities law reporting purposes, after the Company has made any such disclosure.  Before the Company makes such disclosure, you may also make disclosure to the Company’s outside accountants concerning the fact that you will be resigning from the Company and the timing of your departure.

(c)           Disclosures:  Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this section is complied with to the maximum extent possible.  Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law.  However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

(d)           Noncompetition, and Nondisclosure and Developments Agreement:  You agree that the Employee Noncompetition Agreement between you and the Company, dated September 1, 2006 (“Noncompetition Agreement”), and the Employee Nondisclosure and Developments Agreement between you and the Company, dated September 1, 2006 (“Nondisclosure and Developments Agreement”), provide restrictions regarding your conduct following the termination of your employment.  You agree that the agreements referenced in the preceding sentence are valid and enforceable, and that you shall comply in all respects with the terms of such agreements.

10.                               Future Cooperation:

                You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information.  You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this Section 10 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall compensate you at the rate of $200.00 per hour for services provided by you pursuant to this Section 10; provided that (i) the Company shall not be required to provide compensation for services that also come within the scope of your obligations to provide transitional assistance pursuant to Section 1(d) (which obligations are subject to the time period and hours limitation applicable to services pursuant to Section 1(d)), and (ii) the Company shall not be obligated to compensate you for any time that you could be compelled to expend if you were subpoenaed by the Company.  The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

11.                               Representations, Governing Law and Other Terms:

(a)       This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Stock Option Plan, Restricted Stock Agreement, ISO Agreement, Insider Trading Policy, Change in Control Agreement (subject to its termination pursuant to this Agreement), Noncompetition Agreement and Nondisclosure and Developments Agreement.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Company and you.

(b)       If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)       This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.

(d)           You represent that you have not been subject to any retaliation or any other form of adverse action by the Company Releasees for any action taken by you as an employee of the Company or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

(e)       You may not assign any of your rights or delegate any of your duties under this Agreement.  The rights and benefits of this Agreement shall inure to the benefit of the Company’s successors and assigns.

(f)        This Agreement may be executed in counterparts.  When both parties have executed their respective counterparts, this Agreement shall be considered to be fully executed and the counterparts shall together be considered one and the same Agreement.

12.          Effective Date:  After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution.  The Agreement shall not become effective or enforceable and no payments will be made pursuant to this Agreement until this revocation period has expired (“Effective Date”).

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Finally, Louise, I want to thank you personally for your efforts and professionalism to help Helicos achieve its goals.  I wish you the very best in the future.

Very truly yours,

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Stanley N. Lapidus
Stanley N. Lapidus
Chairman and Chief Executive Officer

Date:	March 3, 2008

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Louise A. Mawhinney
Louise A. Mawhinney

Date:	2/25/08